Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333- 223259) pertaining to the 2014 Incentive Award Plan of Care.com, Inc.
(2) Registration Statement (Form S-8 No. 333-216989) pertaining to the 2014 Incentive Award Plan of Care.com, Inc.
(3) Registration Statement (Form S-8 No. 333-193640) pertaining to the 2014 Incentive Award Plan of Care.com, Inc., and
(4) Registration Statement (Form S-3 No. 333-219883) of Care.com, Inc.;
of our report dated March 7, 2019, with respect to the consolidated financial statements of Care.com, Inc. included in this Annual Report (Form 10-K) of Care.com, Inc. for the year ended December 29, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 7, 2019